Exhibit 10.25

[Translation from Hebrew]

To:	Date:

Sirs,

LETTER OF INDEMNITY

Whereas the Articles of Association of D. Medical Industries Ltd. (hereinafter: the “Company”) permits the Company to indemnify the office holders and directors (hereinafter the “Office Holder” (including a director)) of the Company; and

Whereas on December 20, 2009 the Audit Committee and Board of Directors of the Company resolved to indemnify the office holders and directors of the Company in accordance with the terms of indemnification detailed herein; and

Whereas on                     , 2010 the general meeting of shareholders of the Company approved the aforementioned resolution; and

Whereas you serve as an Office Holder in the Company;

We hereby inform you as follows:

1.	The Company irrevocably and as permitted under law undertakes as follows:

1.1.	In your capacity as office holder in the Company, the Company hereby undertakes to indemnify you for any liability or expense, as detailed below, which may be imposed on you and/or borne by you as a result of acts conducted by you (including your actions prior to the date of this deed); and/or which may be performed by you in the capacity of an office holder in the Company and/or at the request of the Company, as an Office Holder in another company (“Another Company”).

1.1.1.	Financial liability imposed on you in favor of another person in accordance with a verdict, including a verdict given in conciliation or an arbitration award authorized by a Court of Law; and provided that such financial liability shall be related, directly or indirectly, to one or more of the events, or part thereof or to any matter related to them, as specified in Annex A of this deed, which forms an integral part hereof and provided that the maximum amount of indemnification shall not exceed the maximum indemnification amount detailed in Section 1.2 below.

1.1.2.	Reasonable litigation expenses, including attorney’s fees, which you have expended or for which you have been charged due to an interrogation or a proceeding that has been conducted against you by an authority competent to conduct an interrogation or a proceeding, and which has ended without the filing of an indictment against you and without a financial liability having been imposed on you as an alternative to a criminal proceeding or that ended without the filing of an indictment against you but with the imposition of a financial liability as an alternative to a criminal proceeding in an offense which does not require the substantiation of criminal intent. For the purpose of this paragraph – “the ending of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been commenced – as defined under section 260(a)(1a) of the Companies Law, as amended from time to time.

1.1.3.	Reasonable litigation expenses, including attorney’s fees, which you have expended or been charged with by a court of law, in a proceeding filed by the Company or on the Company’s behalf or by another person, or in a criminal indictment from which you have been acquitted or in a criminal indictment in which you have been convicted of an offense which does not require the substantiation of criminal intent.

In this section, “another person” – including in the event that a claim was filed against an Office Holder by way of derivative action.

1.2.	The indemnity amount pursuant to Section 1.1.1 above, together with indemnification amounts in respect of the cause subject matter of Section 1.1.1 above in accordance wit the remaining indemnification deeds which have been granted and/or shall be granted to Office Holders and employees of the Company who may serve at the request of the Company as Office Holders in Other Companies (“Holders of Indemnity Deed”) (including amounts which shall be received from insurance company, if such shall be received, in the frame of insurances which the company has procured) for all Office Holders, cumulatively, for one or more of the events detailed in the Annex shall not exceed a total amount equal to the rate of 25% of the Company’s equity in accordance with the Company’s last financial statements approved before the granting of the indemnity payment in practice, as adjusted from time to time to the increase in the CPI commencing as of the date of the aforementioned financial statements and until the date of payment of the indemnity amount (hereinafter: the “Maximum Indemnity Amount”).

1.3.

Should and as far as the total of all the indemnity amounts that the Company shall be required to pay for a cause pursuant to Section 1.1.1 above exceed the Maximum Indemnity Amount or the balance of the Maximum Indemnity Amount (as it shall be at that time) pursuant to Section 2.1 above, the Maximum Indemnity Amount or the balance thereof, as applicable, shall be divided between the Office Holders who shall be entitled to indemnity, in a manner that the indemnity amount which shall be received by each of the Office Holders, in practice, shall be calculated based on the ratio between the indemnity amount which shall be forthcoming to each of the Office Holders and the indemnity.

1.4.	Upon the occurrence of an Indemnification Event in accordance with the Annex, to which you may be entitled to indemnification in accordance with the above, the Company shall grant you the funds necessary to cover various expenses and payments involved in the handling of any legal proceedings relating to such event, including investigation proceedings, so that you will not be required to pay for such, subject to the provisions of this deed.

1.5.	Without derogating from the aforesaid, an undertaking to indemnity in accordance with this deed is subject to the following:

1.5.1.	You will notify the company in writing of any legal procedure taken against you and notification in writing or threat that a legal procedure will be taken against you in connection with any event for which an indemnification may occur (hereinafter: the “Procedure”), as soon as appropriately possible after becoming aware of it, and you will transfer to the company, or to whoever the company may in instruct you, a copy of any document regarding the Procedure (the “Indemnity Notice”).

1.5.2.	Provided that it shall not contradict the Directors and Officers’ insurance policy of the Company –

1.5.2.1.	The company will be entitled to take upon itself your defense in the Procedure and/or to transfer the defense in the case to a lawyer to be determined by the Company (except to a lawyer which may not be reasonably acceptable to you), provided that all of the following conditions shall occur: (a) the Company notified the Holder of the Indemnity Deed within a period of 45 days from receiving notice as mentioned in Section 1.5.1 above (or a shorter period if required in order to file a statement of defense or response on your behalf) that it will indemnify the Holder of the Indemnity Deed pursuant to this deed; (b) the Procedure against the Holder of the Indemnity Deed shall include only claim for monetary compensation. The Company and/or the lawyer as aforementioned shall act according to its sole judgment and bring the aforementioned Procedure to an end; the lawyer which shall be appointed as aforesaid shall act and shall owe a duty of loyalty to the Company and to you. In the event that in your opinion or in the opinion of the company’s lawyer, a conflict of interest shall arise between you and the Company, the lawyer shall advise accordingly, and you shall be entitled to retain your own lawyer on your behalf and the provisions of this indemnity deed shall apply to the expenses borne by you as a result of such retention.

1.5.2.2.	In the event that the Company shall select to settle a monetary claim or to undergo arbitration proceedings in relation to a monetary claim, it shall be entitled to do so, provided that all of the following conditions are fulfilled:

•     The claim against you and/or threat of a claim shall be dismissed as mentioned in Section 1.5.1 above;

•     The final monetary claim shall not exceed the indemnity amount to which you are entitled, unless your written consent is obtained;

•     Settlement and/or consenting to arbitration proceedings shall not constitute an admission in liability of the Office Holder.

1.5.2.3.	At the request of the Company, you shall execute any document authorizing it and/or legal counsel to handle in your name your defense at the Procedure and to represent you in connection therewith, as aforementioned.

1.5.2.4.	In the event that the Company shall not notify you within 14 days of the receipt of the Notice as aforesaid that it has undertaken to handle your defense or, in the event that you have reasonably (or due to a conflict of interest) objected to the Company’s legal counsel, you will be entitled to appoint your own legal counsel and all of the provisions of this deed shall apply accordingly, including the expenses incurred by you in connection with the appointment of your own legal counsel.

1.5.3.	You will cooperate with the Company or with any legal counsel as aforesaid, in a reasonable manner as requested from you, in connection with your defense in the Procedure, as long as the Company shall provide for your expenses so that you will not be required to pay for or finance them by yourself and all subject to the terms of Section 1.2 above.

1.5.4.	Whether or not the Company acts in accordance with the provisions section 1.5.2 above, the Company shall provide for the aforementioned liabilities and expenses under Section 1.1 above in such a manner so that you will not be required to pay for or finance them by yourself, that being without prejudice to the indemnification assured to you, subject to the terms of section 1.2 above.

1.5.5.	You will not be indemnified for any amounts due from you in consequence of a settlement or arbitration unless the Company agrees in writing to the settlement or to the holding of the arbitration, as applicable. The Company shall not unreasonably withhold its consent to settlement or arbitration proceedings, as applicable.

1.5.6.	The Company shall not be required to pay any amounts to the extent that such amounts have been paid to you or in your stead in any manner whatsoever within the framework an insurance policy (procured by the Company), or within the framework of any indemnification undertaking of any third party other than the Company. For the avoidance of doubt, it is clarified that the indemnity amount in accordance with the deed shall apply beyond (and in addition to) any amount paid (if paid) within the aforementioned indemnity or insurance.

1.5.7.	Upon your request for any payment pursuant to this deed, the Company shall take all actions necessary by law toward such payment and shall endeavour to receive all necessary approvals required, if any, including the approval of the court, if required.

1.6.	The obligations of the Company pursuant to this deed shall be towards you and your estate without any time limitation such that they shall continue even after the completion of your service as an Officer of the Company, so long as the actions in respect of which the indemnification is given, were made during the period of your office as an Officer of the Company or in the Other Company.

1.7.	In the event that the Company shall pay to you or in your stead any amounts whatsoever within the framework of this deed in connection with Procedure and at a later date it is determined by an agreed upon arbitrator appointed by you and the Company that you were not entitled to be indemnified, these amounts shall be viewed as a loan granted to you by the Company bearing no interest, but linked to the consumer price index and you will be required to refund the aforementioned amounts in 30 equal monthly installments, where the first repayment shall be 30 days after receipt from the Company of written demand.

1.8.	In this indemnity deed –

“Office Holder”	According to the definition given to it in the Companies Law, 1999 (Companies Law”) and/or regulations Securities Law and including legal counsel and secretary of the Company;

“Action” or other derivate thereof	Including resolution and/or omission and including all actions executed by you prior to the date of this deed, during the period of your service as an Office Holder, employee or proxy of the Company in any other entity in which the Company holds securities, directly or indirectly.

Anything importing any gender shall also include the other gender

1.9.	The obligations of the Company in accordance with this deed shall be broadly interpreted, in a manner intended for their fulfillment, to the extent permitted by law and according to the purpose for which they were intended. In the event of a discrepancy between any provision of this deed and a provision of the Law, which cannot be changed or added to, then the said provision of the Law shall take precedence, however, this may not prejudice or derogate from the validity of the remaining provisions of this deed.

1.10.	The indemnification obligation set forth in this deed is not a contract in favor of any third party, including any insurer and it may not be the subject of assignment nor will any insurer have the right to require the participation of the Company in a payment by which the insurer is obligated in accordance with an insurance agreement drawn up with it, with the exception of the contribution (self participation) stated in such agreement.

1.11.	This indemnification and deed may not restrict the Company or prevent it from increasing the Maximum Indemnification Amount for those events that are the subject of the indemnification or due to the fact that the insurance amounts according to the D&O Insurance policy are increased, or due to the fact that the Company is unable to obtain D&O Insurance which will cover the Indemnification Events, on reasonable conditions or due to any other cause so long as a resolution is taken pursuant to the relevant provisions of the Companies Law.

1.12.	This indemnity deed does not derogate from the Company’s right to resolve on retrospective indemnification in accordance with the applicable laws.

1.13.	The Annex to this deed constitutes an integral part hereof.

In witness thereof, the Company’s authorized signatories have signed below.

D. Medical Industries Ltd.

I hereby accept this Deed and I hereby confirm my agreement to be bound by all of its terms.

Date:

Annex

Subject to the Law, set forth below the types of events:

1.	An offer, issuance and repurchase of the Company’s equities or those of a subsidiary or a related company or by the Company’s shareholders, including without limitation, offer of securities to the public based on a prospectus or otherwise, private offer or offer of securities in any other way;

2.	Event deriving from the Company being a public company, from the fact that its securities were offered to the public or from the fact that its securities are being traded in a stock exchange in Israel or outside Israel.

3.	Transactions and actions as defined in Section 1 of the Companies Law, including negotiations relating to a transaction, transfer, sale or purchase of assets or liabilities including securities or rights or the receipt of right in any of them and/or including a tender offer of any kind or merger of the Company with another entity, and another transaction in securities issued by the Company, whether the Company is a party to such transaction or not.

4.	Any claim or requirement in connection with extending or receiving of credit, the pledging of assets and liabilities and the giving or receiving of securities, including commitments in financing agreements with banks or other financial organizations, pursuant to the financing of transactions or commitments, which are executed by the Company, directly or indirectly, and also any action involved in the aforementioned matters.

5.	Events connected to investments by the Company and/or subsidiaries in any corporations, prior, during and after the execution of the investment, during the commitment, the signing, development and tracking, including actions on behalf of the Company as director, office holder, employee or observer in the board of directors in a corporation in which the investment is being made.

6.	Any action in connection with extending licenses and approvals, including without derogating from the abovementioned approvals and/or exemptions related to Antitrust.

7.	Any claim or requirement in connection with an action or a resolution in matters pertaining, directly or indirectly, to business restrictions, including restrictive practices, mergers and monopolies.

8.	Any claim or requirement in connection with an action or a resolution in matters pertaining, directly or indirectly, to business restrictions, including restrictive practices, mergers and monopolies.

9.	Action pertaining, directly or indirectly with employment relations and business relations of the Company, including with employees, contractors, customers, suppliers and service providers.

10.	Action or resolution related to employer-employee relations including negotiations, commitment and implementation of personal employment agreements, benefits for employees, options, terms of employment and employment. Action pertaining to reports or notices furnished by the Company and/or companies controlled by the Company, pursuant to any law, including without derogating from the aforementioned the Companies Law or the Securities Law, including regulation thereon, or according to rules or directions customary in the stock exchange in Israel or outside Israel, or according to tax rules which apply to the Company.

11.	Transfer of information required or allowed according to any law to interested companies in the Company.

12.	Action pertaining to voting rights in subsidiaries.

13.	Event pertaining to the activity of the Company in research, development, production and distribution throughout the world of the products and related accessories in the field of medicine, including an event pertaining to clinical trials in animals and humans.

14.	Negotiation, signing and execution of any kind and type whatsoever of contracts with renters, distributors, suppliers, agents, contractors, agents, man power contractors, service providers, renovation contractors, executive contractors, concessioners and the like.

15.	Negotiation, signing and execution of any kind and type whatsoever of contracts with renters, distributors, suppliers, agents, contractors, agents, man power contractors, service providers, renovation contractors, executive contractors, concessioners and the like.

16.	Remark or saying, including standpoint and/or opinion and/or vote expressed in good faith by the office holder during the course of duty and under the power of his duty, including in meetings as organ of the Company and meetings of the board of directors and/or any of its committees.

17.	Events pertaining to occupational safety and occupational injuries, whether affecting damages to the body or to property.

18.	Integration of work plans, including pricing, marketing, distribution, directions to employees, to customers and providers, and any co operations.

19.	Integration of work plans, including pricing, marketing, distribution, directions to employees, to customers and providers, and any co operations.

20.	Circumstances constituting any kind of breach of environmental laws, regulations, environmental licenses, permits or additional approval required according to environmental laws, including resolutions and/or actions pertaining to environment, including to hazardous materials and/or environmental disturbances, including noise.

21.	Any claim or requirement filed in relation to an actual or claimed cause, or abuse of the right to intellectual property of a third party by the Company or its beneficiaries.

22.	Any claim or requirement filed by employees, consultants, agents, or other individuals or by an organization which is employed by or provides services to the Company in connection with compensation due to them, or damages or liabilities, which were caused to them as a result of their employment by the Company or their commitment to the Company, including events pertaining to the terms of employment of employees and the employer - employee relations, including the promotion of workers, the holding of negotiations in connection with the terms of employment or termination thereof, the handling of pension arrangements, insurance funds, providence funds or saving funds, loans to employees, the vesting of securities and other benefits.

23.	Any claim or requirement filed by employees, consultants, agents, or other individuals or by an organization which is employed by or provides services to the Company in connection with compensation due to them, or damages or liabilities, which were caused to them as a result of their employment by the Company or their commitment to the Company, including events pertaining to the terms of employment of employees and the employer - employee relations, including the promotion of workers, the holding of negotiations in connection with the terms of employment or termination thereof, the handling of pension arrangements, insurance funds, providence funds or saving funds, loans to employees, the vesting of securities and other benefits.

24.	Any claim or requirement filed by employees, consultants, agents, or other individuals or by an organization which is employed by or provides services to the Company in connection with compensation due to them, or damages or liabilities, which were caused to them as a result of their employment by the Company or their commitment to the Company, including events pertaining to the terms of employment of employees and the employer - employee relations, including the promotion of workers, the holding of negotiations in connection with the terms of employment or termination thereof, the handling of pension arrangements, insurance funds, providence funds or saving funds, loans to employees, the vesting of securities and other benefits.

25.	Action pertaining to the compilation of the Company’s financial statements, and there certification.

26.	Any claim or requirement filed by a third party that is the subject of loss or damage to a business or to a personal asset, including the loss of utility thereof, resulting from any course of action or an omission relating to the Company or its employees, agents or other people acting on behalf of the Company or purporting to act on behalf of the Company.

27.	Any claim or requirement filed, directly or indirectly, in connection with a full or partial omission by the Company or an office holder, executives or employees of the Company, pertaining to payment, report or documentation of one of the states authorities, external authority, municipal authority and/or any other payment required according to the laws of the state of Israel, including payments due to income tax, sale tax, betterment tax, transfer tax, value added tax, stamp tax, customs, social security, salaries and/or withholding of employees’ salaries and/or any other withholdings, including any kind of interest and increments due to linkage.

28.	Any administrational, public or judicial act, orders, court rulings, claims, demands, letters of demand, instructions, arguments, investigations, procedures and/or notifications regarding disobedience and/or breach of any action by governmental authority and/or other body claiming disobedience to any law, regulation, order, directive, rule, custom, license, guidance, policy and/or ruling by the Company and/or by its office holders, while acting as such.

29.	Failure in procuring insurance and/or risk management. Any claim or requirement in connection with an action or an omission which has led to a failure to commit in the appropriate insurance arrangements and also any matter in connection with negotiations, commitment with insurance and the operations of insurance policies.

30.	Any claim or requirement, in connection with failure to disclose or supply any type of information on time according to the law, or in connection with erroneous or defective disclosure of information to third parties, including to the income tax authorities, value added tax authorities, national security authorities, municipal authorities, ministry of environmental protection, Company’s security holders and any other governmental or institutional authority, including pertaining to issuance, distribution, purchase, holding or interest in securities, or any other investment activity involving or influenced by the Company’s securities.

31.	Any claim or demand in connection with the distribution including in connection with the acquisition of the shares of the company provided that indemnification for such act does not constitute a breach of any law and any claim or demand in connection with distribution of dividends to the shareholders of the Company.

32.	Any claim or demand filed by purchasers, owners, renters or other holders of assets of the Company for damages or losses pertaining to the use of said assets.

33.	Any claim or demand in connection with any change of the Company’s structure or its restructuring, including without derogating from the aforementioned merger, split change in the Company’s capital/incorporation of subsidiaries, dissolution or sale to third parties.

Any instruction in this Annex pertaining to performance of certain action shall be interpreted as pertaining also to its non-performance, unless the reference in a certain instruction is illogical.

To:	Date:

Sirs,

Re: Exculpation Deed

Whereas the Articles of Association of D. Medical Industries Ltd. (hereinafter: the “Company”) permits the Company to exculpate the office holders and directors of the Company; and

Whereas on December 20, 2009 the Audit Committee and Board of Directors of the Company resolved to approve the exculpation of the office holders and directors of the Company in accordance with the terms of exculpation detailed herein; and

Whereas on                     , 2010 the general meeting of shareholders of the Company approved the aforementioned resolution; and

Whereas you serve as an Office Holder in the Company;

We hereby inform you that subject to the application laws, the Company retroactively exculpates you from any liability towards it for any damage caused and/or which may be caused to it, if caused or if may be caused, as a result of breach of your duty of care towards it in your acts in good faith and in your capacity as an office holder in the Company.

The aforementioned exculpation from breach of duty of care shall not apply in any proceedings of “counter-claim” of the Company against an office holder in response to a claim of the office holder against the Company, except in the event that the claim of the Office Holder is to preserve mandatory rights pursuant to employment laws in accordance with the laws and/or employment agreement between him and the Company.

In this Exculpation deed:

“Action” or other derivate thereof	As defined in the Companies Law, including resolution and/or omission and including all actions executed by you prior to the date of this deed, during the period of your service as an Office Holder, employee or proxy of the Company in any other entity in which the Company holds securities, directly or indirectly.

“Office Holder”	According to the definition given to it in the Companies Law, and/or Securities Regulations and including any employee which the Company may decide, from time to time, to grant indemnification.

In witness thereof, the Company’s authorized signatories have signed below.

D. Medical Industries Ltd.

I hereby accept this Deed and I hereby confirm my agreement to be bound by all of its terms.

Date: